Exhibit 99.2
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s Initiates Cash Dividend of $0.04 Per Share
Fort Myers, FL - February 24, 2010 - Women’s specialty retailer Chico’s FAS, Inc. (NYSE: CHS) announced today that its Board of Directors has declared an initial quarterly cash dividend of $0.04 per share on its common stock. The dividend will be payable on March 22, 2010 to Chico’s FAS shareholders of record at the close of business on March 8, 2010. This is the first quarterly dividend declared since Chico’s FAS became a publicly traded company in March 1993. While it is the Company’s intention to continue to pay a quarterly cash dividend for fiscal 2010 and beyond, any decision to pay future cash dividends will be made by the Board of Directors and will depend on future earnings, financial condition and other factors.
About Chico’s FAS, Inc.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,084 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 599 boutique and 45 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
White House | Black Market operates 333 boutique and 17 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whitehouseblackmarket.com

Soma Intimates is the company’s developing concept with 86 boutique stores and 4 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website,
www.chicosfas.com.